Exhibit 4.18
Serial No:	Name	Amount
1. 2006-A	Bancorp of Rantoul	$113,568
2. 2006-B	Thomas Bryan	$113,568
3. 2006-C	Dennis Long	$113,568
4. 2006-D	Steven Combest	$75,296
TOTAL:		$416,000

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THESE SECURITIES UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. BUYERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

9.0% CONVERTIBLE SUBORDINATED
DEBENTURE DUE 2011
$416,000	June 1, 2006

For value received, ATSI Communications, Inc., a Nevada corporation (the “Company”), with principal offices at 8600 Wurzbach, Suite 700W, San Antonio, Texas 78240, hereby promises to pay to Bancorp of Rantoul, Thomas Bryan, Dennis Long and Steven Combest or registered assigns, the sum of Four Hundred and Sixteen Thousand ($416,000). Prior to maturity, this Debenture will bear interest at a rate equal to 9% per annum, commencing on June 1, 2006. All past due payments shall bear interest at the rate of 18% per annum from the date due until paid. Principal of this Debenture shall be paid at the principal offices of the Company in five (5) equal payments, each consisting of $83,200 on June 1, 2006 and continuing on each June 1 thereafter. Interest on this Debenture shall be computed on the amount of principal outstanding from time to time and paid annually in arrears commencing on June 1, 2007 and on each June 1 thereafter until all accrued and unpaid interest has been paid.

This Debenture is issued pursuant and subject to the terms, and entitled to the benefits, of that certain Securities Purchase Agreement dated as of June 1, 2006 (the “Securities Purchase Agreement”), by and among the Company and the Buyers named therein.

1. DEFINITIONS. Unless otherwise defined herein, capitalized terms defined in the Securities Purchase Agreement and used herein shall have the meaning given to them in the Securities Purchase Agreement. The following terms have the meanings indicated:

“Affiliate” of the Company means any person or entity which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company. For purposes of this definition, “control” of a person or entity means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Capitalized Lease Obligation” means the obligations of the Company under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Common Stock” means any and all shares, interests, or other participations in, and other equivalents (however designated and whether voting or non-voting) of the Company’s common stock, par value $0.001 per share, whether outstanding on the date hereof or issued after the date hereof, and includes, without limitation, all series and classes of such common stock.

“Company” means ATSI Communications, Inc., a Nevada corporation, as defined above, and includes any corporation, which shall succeed to or assume the obligations of the Company under this Debenture.

“Conversion Date” means the date on which any principal of, or interest on, this Debenture is deemed to be converted to Common Stock pursuant to Section 2 or Section 3 hereof.

“Conversion Price” means the higher of (a) $0.27 per share or (b) the Market Price of the Common Stock as of the applicable date. The Conversion Price is subject to adjustment as provided herein.

“Conversion Stock” means the shares of the Company’s Common Stock, issuable upon conversion of any principal of, or interest on, this Debenture. The number and character of shares of Conversion Stock are subject to adjustment as provided herein, and the term “Conversion Stock” shall include stock and other securities and property at any time receivable or issuable upon conversion of any principal of, or interest on, this Debenture in accordance with its terms.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company against fluctuations in currency values.

“Debenture” means this Convertible Subordinated Debenture.

““GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

“Holder” means any person who shall at the time be the registered holder of this Debenture.

“Indebtedness” means, without duplication, (i) all Obligations of the Company for borrowed money, (ii) all Obligations of the Company evidenced by bonds, debentures, or other similar instruments, (iii) all Capitalized Lease Obligations of the Company, (iv) all Obligations of the Company issued or assumed as the deferred purchase price of property (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 180 days or more or are being contested in good faith by appropriate proceedings), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (vi) guarantees and other contingent Obligations in respect of indebtedness of other persons or entities of the type referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other person or entity of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of the Company, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, and (viii) all Obligations under Currency Agreements and Interest Swap Obligations of the Company.

“Interest Swap Obligations” means the Obligations of the Company pursuant to any arrangement with any other person or entity, whereby, directly or indirectly, the Company is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person or entity calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Market Price” in reference to the Common Stock means (a) in the event such stock is traded on a national securities exchange or the automated quotation system of the National Association of Securities Dealers, the average of the last quoted transaction on the principal market for such stock on the ten (10) trading days immediately preceding the date as of which such value is to be determined, (b) in the event such stock is traded in the over-the-counter market as reported by the National Association of Securities Dealers or The Pink Sheets, LLC, the average of the closing bid and asked price of such stock on the ten (10) trading days immediately preceding the date as of which such value is to be determined, and (c) in all other events, the value of such stock on a going-concern basis, as determined by the Board of Directors of the Company in good faith or, in the Company’s discretion, by an appraiser mutually agreeable to the Holder and to the Company, the determination of such appraiser to be final in the absence of fraud or bad faith.

“Maturity Date” means June 1, 2011.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, commissions, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Senior Indebtedness” means the principal of, premium in respect of, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy or the commencement of any bankruptcy, insolvency, reorganization, receivership or other similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, fees and expenses (including costs of collection) in respect of, indemnity obligations on, and all other amounts and Obligations owing in respect of, any Indebtedness of the Company, whether outstanding on the date hereof or hereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to this Debenture. Without limiting the generality of the foregoing, “Senior Indebtedness” shall also include the principal of, premium in respect of, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy or the commencement of any bankruptcy, insolvency, reorganization, receivership or other similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all Interest Swap Obligations and (y) all Obligations under Currency Agreements, in each case whether outstanding on the date hereof or hereafter incurred. Notwithstanding the foregoing, “Senior Indebtedness” shall not include (i) any Indebtedness of the Company to a subsidiary of the Company or any Affiliate of the Company or any of such Affiliate’s subsidiaries, (ii) Indebtedness of the Company to, or guaranteed by the Company on behalf of, any stockholder who beneficially owns more than ten (10%) percent of the equity securities of the Company, or any director, officer or employee of the Company or any subsidiary of the Company (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other trade payables incurred in connection with obtaining goods, materials or services in the ordinary course of business, and (iv) any liability for federal, state, local or other taxes owed or owing by the Company.

2. CONVERSION BY HOLDER.

2.1 Voluntary Conversion. The principal amount of this Debenture, and all accrued and unpaid interest thereon, may be converted at any time after the third anniversary of this Debenture, in the sole discretion of the Holder, into shares of Conversion Stock at the Conversion Price. The number of shares of Common Stock issuable upon conversion of this Debenture shall equal the principal amount hereof (and accrued interest thereon) divided by the Conversion Price.

2.2 Exercise of Conversion Privilege. In order to convert this Debenture, the Holder shall present this Debenture to the Company at the office of the Company, accompanied by written notice to the Company that the Holder elects to convert this Debenture. As soon as practicable after the receipt of such notices and the presentation of this Debenture, the Company shall issue to the Holder a certificate or certificates for the number of shares of Conversion Stock issuable upon the conversion of the principal amount of this Debenture and the accrued and unpaid interest thereon. Such conversion shall be deemed to have been effected as of the close of business on the date on which such notice shall have been received by the Company and this Debenture shall have been presented as aforesaid, and conversion shall be at the Conversion Price in effect at such time, and at such time the rights of the Holder of this Debenture as the holder of such Debenture shall cease and the Holder shall be deemed to have become the holder of record of the shares of the Conversion Stock issued therefor.

3.  CONVERSION BY COMPANY.

3.1  Voluntary Conversion. The principal amount of this Debenture, or any installment of principal, may be converted at any time, and interest accrued on this Debenture may be converted from time to time as it becomes payable, in the sole discretion of the Company, into shares of Conversion Stock at the Conversion Price. The number of shares of Common Stock issuable upon conversion of the principal of, or any interest accrued on, this Debenture shall equal the amount of such principal or interest divided by the Conversion Price on the relevant Conversion Date.

3.2 Exercise of Conversion Privilege. The Company shall provide the Holder not less than 20 days’ notice (the “Conversion Notice”) specifying the Conversion Date and stating whether all or any installment of principal and accrued and unpaid interest thereon, or only accrued interest, will be converted and the amount thereof. On the Conversion Date, or as soon thereafter as reasonably practical, the Company shall issue the Holder a certificate or certificates for the number of shares of Conversion Stock issuable upon conversion of such principal or interest. Such conversion shall be deemed effective on the close of business on the Conversion Date, at which time the rights of the Holder to receive payment of such principal or interest shall cease and the Holder’s sole and exclusive right under the Debenture shall be to receive the Conversion Stock for the converted principal of, or accrued and unpaid interest on, this Debenture. The Holder shall be deemed to have become the Holder of record of the shares of the Conversion Stock upon receipt of the Conversion Notice.

4. ISSUANCE OF CONVERSION STOCK. As soon as practicable after conversion of this Debenture, any installment of principal, or any interest accrued hereon, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder, a certificate or certificates for the number of shares of Conversion Stock to which the Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Debenture or such interest. No fractional shares will be issued upon conversion of this Debenture; any installment of principal, or any interest accrued hereon. If upon any conversion of this Debenture, any installment of principal, or any interest accrued hereon, a fraction of a share would otherwise result, then in lieu of such fractional share the Company will pay the cash value of that fractional share, calculated on the basis of the applicable Conversion Price.

5. ADJUSTMENT PROVISIONS. The number and character of shares of Conversion Stock issuable upon conversion of this Debenture, any installment of principal, or any interest accrued hereon (or any shares of stock or other securities or property at the time receivable or issuable upon conversion of this Debenture, any installment of principal, or any interest accrued hereon), and the Conversion Price therefor, are subject to adjustment upon occurrence of the following events after the date this Debenture is issued:

5.1 Stock Dividends, Splits, Combinations and Reclassifications. If the Company shall (i) declare a dividend or other distribution payable in securities of the Company, (ii) split its outstanding Common Stock into a larger number, (iii) combine its outstanding Common Stock into a smaller number, or (iv) increase or decrease the number of shares of its Common Stock in a reclassification of the Common Stock (including any such reclassification in connection with a merger, consolidation or other business combination in which the Company is the continuing entity), then the Conversion Price in effect immediately prior to such dividend or other distribution, split, combination or reclassification, as the case may be, shall forthwith be proportionally adjusted. Successive adjustments to the Conversion Price shall be made upon each such dividend or other distribution, split, combination or reclassification.

5.2 Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable in respect to the Conversion Stock that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Section 5.1), or (b) assets (other than cash dividends paid or payable solely out of retained earnings), then, and in each such case, the Holder, upon conversion of this Debenture, any installment of principal, or any interest accrued hereon, at any time after the consummation, effective date or record date of such event, shall receive, in addition to the shares of Conversion Stock issuable upon such conversion, the securities or such other assets of the Company to which the Holder would have been entitled upon such date if the Holder had converted this Debenture, any installment of principal, or such interest immediately prior thereto (all subject to further adjustment as provided in this Debenture).

5.3 Adjustment for Merger, Consolidation Etc. Other Than Acquisition. In the event of any merger, consolidation or other similar transaction, then the Holder, upon the conversion of this Debenture, any installment of principal, or any interest accrued hereon, at any time after the consummation of such transaction, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the conversion of this Debenture or such interest prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon the consummation of such transaction if the Holder had converted this Debenture, any installment of principal, or such interest immediately prior thereto, all subject to further adjustment as provided in this Debenture, and the successor or purchasing corporation or other entity in such transaction (if other than the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such corporation’s or other entity’s obligations under this Debenture; and in each such case, the terms of the Debenture shall be applicable to the shares of stock or other securities or property receivable upon the conversion of this Debenture, any installment of principal, or any interest accrued hereon, after the consummation of such transaction.

5.4 Conversion of Stock. In case all of the authorized Common Stock of the Company is converted, pursuant to the Company’s Certificate of Incorporation, into other securities or property, or the Common Stock otherwise ceases to exist, then, in such case, the Holder, upon conversion of this Debenture, any installment of principal, or any interest accrued hereon, at any time after the date on which the Common Stock is so converted or ceases to exist (the “Termination Date”), shall receive, in lieu of the number of shares of Common Stock that would have been issuable upon such exercise immediately prior to the Termination Date, the stock and other securities and property to which the Holder would have been entitled to receive upon the Termination Date if the Holder had converted this Debenture, any installment of principal, or such interest immediately prior to the Termination Date (all subject to further adjustment as provided in this Debenture).

5.5 Exception to Anti-dilution Adjustments. No adjustment to the Conversion Price will be made (i) upon the exercise of any warrants, options or convertible securities granted, issued and outstanding on the date of the Closing; (ii) upon the grant or exercise of any stock options under any employee benefit plan or otherwise issued to employees or other Affiliates of the Company; (iii) upon issuances of securities in an underwritten public offering; and (iv) upon issuances of securities as consideration for a merger, consolidation or purchase of assets in connection with any strategic alliance, relationship, partnership or joint venture, or in connection with the disposition or acquisition of a business, product, line of business or license by the Company.

5.6 Notice of Adjustments. The Company shall promptly give written notice to the Holder of each adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of this Debenture, or any interest accrued hereon. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

5.7 No Change Necessary. The form of this Debenture need not be changed because of any adjustment in the Conversion Price or in the number of shares of Common Stock issuable upon conversion.

5.8 Reservation of Stock. If at any time the number of shares of Common Stock or other securities issuable upon conversion of this Debenture, any installment of principal, or any interest accrued hereon, shall not be sufficient to effect the conversion of this Debenture, any installment of principal, or such interest, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock or other securities issuable upon conversion of this Debenture, any installment of principal, or any interest accrued hereon, as shall be sufficient for such purpose.

6. NO RIGHTS OR LIABILITIES AS STOCKHOLDER. This Debenture does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Debenture, any installment of principal, or any interest accrued hereon, no provisions of this Debenture, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose.

7. NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Debenture, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Debenture against wrongful impairment.

8. SUBORDINATION. This Debenture is expressly subordinated to Senior Indebtedness of the Company, as follows:

8.1. Agreement of Subordination. Payment of the principal and interest on this Debenture is hereby expressly subordinated, to the extent and in the manner in this Section hereinafter set forth, in right of payment to the prior payment in full of all Senior Indebtedness of the Company.

No payment on account of the principal of or interest on this Debenture shall be made, and the holder hereof shall not be entitled to receive any such payment if full payment for amounts then due for principal of and interest on Senior Indebtedness has not been made (a “Senior Indebtedness Default”).

In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to its creditors, as such, or to the Company’s property, or in the event of any proceedings for voluntary liquidation, dissolution, or other winding up of the Company, whether or not involving insolvency or bankruptcy (each of the foregoing an “Insolvency Event”), the holders of Senior Indebtedness shall be entitled to receive payment in full of all principal, premium, if any, and interest on all Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) before the Holder of this Debenture is entitled to receive any payment on account of principal or interest upon this Debenture, and to that end the holders of Senior Indebtedness shall be entitled to receive for application to the payment of the Senior Indebtedness any payment or distribution of any kind or character, whether in cash, property or securities (other than shares of stock of the Company as reorganized or readjusted or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, distributions on account of which or the payment of which are subordinated to the payment of all Senior Indebtedness which may at the time be outstanding) which may be payable or deliverable in any such proceedings in respect of this Debenture.

In the event that this Debenture is declared due and payable before its expressed maturity for any reason (a “Debenture Acceleration”) (under circumstances when the provisions of the preceding paragraph shall not be applicable), the holders of Senior Indebtedness shall be entitled to receive payment in full of all principal, premium, if any, and interest on all Senior Indebtedness before the Holder of this Debenture is entitled to receive any payment on account of the principal or interest upon this Debenture.

In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company, whether in cash, property or securities (other than shares of stock of the Company as reorganized or readjusted or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated to the payment of all Senior Indebtedness which may at the time be outstanding), shall be received by the Holder of this Debenture at a time which a Senior Indebtedness Default, an Insolvency Event or a Debenture Acceleration has occurred and is continuing and before all Senior Indebtedness is paid in full, or provision made for its payment in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness after giving effect to any concurrent payment or distribution, or provision for payment thereof in cash, to the holders of such Senior Indebtedness.

The Holder of this Debenture, for itself and its successors and assigns, expressly for the benefit of the present and future holders of Senior Indebtedness, by purchasing this Debenture, agrees to and shall be bound by the subordination provisions of this Section, and agrees to execute and deliver to holders of Senior Indebtedness, upon written request, separate subordination agreements consistent with the provisions of this Section.

8.2. Effect of Subordination. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by the noncompliance by the Company with the terms, provisions and covenants of this Debenture regardless of any knowledge thereof which such holder may have or otherwise be charged with. Nothing contained in this Section or elsewhere in this Debenture is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness, and the Holder of this Debenture, the obligation of the Company, which is absolute and unconditional, to pay to the Holder of this Debenture the principal of and the interest on this Debenture in accordance with its terms, or is intended to or shall affect the relative rights of the Holders of this Debenture and the creditors of the Company other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Holder of this Debenture from exercising all remedies otherwise permitted by applicable law upon default under this Debenture, subject to the rights, if any, under this Section of the holders of Senior Indebtedness, in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

8.3. Subrogation. Subject to the payment in full of all Senior Indebtedness, the rights of the Holder of this Debenture shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property, or securities of the Company applicable to the Senior Indebtedness until the principal amount of (and premium, if any) and interest on this Debenture shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holder of this Debenture would be entitled except for the provisions of this Section, and no payment over pursuant to the provisions of this Section to or for the benefit of the holders of Senior Indebtedness by the Holder of this Debenture, shall, as between the Company, its creditors other than holders of Senior Indebtedness, and the Holder of this Debenture be deemed to be a payment by the Company to or on account of the Senior Indebtedness. It is understood that the provisions of this Section are and are solely for the purpose of defining the relative rights of the Holder of this Debenture on the one hand, and the holders of the Senior Indebtedness, on the other.

8.4. Reliance of Subsequent Holders of Senior Indebtedness. Each holder of Senior Indebtedness whether outstanding at the date of this Debenture or incurred after the date hereof, shall be deemed to have acquired such Senior Indebtedness in reliance upon the subordination provisions contained herein.

9. REDEMPTION. This Debenture may be redeemed, in whole but not in part, upon not less than ten (10) business days’ notice at any time at the option of the Company, at a price equal to 100.0% of the principal amount of this Debenture then outstanding plus any interest accrued but unpaid to the redemption date. On and after the redemption date, interest shall cease to accrue on this Debenture unless the Company defaults in payment of the redemption price on the redemption date. Notice of redemption will be given by the Company to the Holder as provided in the Securities Purchase Agreement.

10. WAIVERS. The Company and each surety (including all guarantors with respect to this Debenture and all persons pledging collateral to secure this Debenture), if any, hereby waives (i) all demands and presentments for payment, (ii) all notices of non-payment, intention to accelerate maturity, acceleration of maturity, protest and dishonor, and (iii) diligence in taking any action to collect amounts hereunder and in the handling of any collateral securing this Debenture.

11. ATTORNEYS’ FEES. In the event the Holder engages the services of attorneys for the purpose of enforcing this Debenture, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs, including attorneys’ fees.

12.  DENOMINATIONS, TRANSFER AND EXCHANGE. This Debenture is in registered form, without coupons. A Holder shall register the transfer of or exchange of this Debenture in accordance with the Securities Purchase Agreement. The Company, as registrar, may require a Holder, among other things; to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as required by law and/or as permitted by the Securities Purchase Agreement. The registered Holder of this Debenture shall be treated as the owner of the Debenture for all purposes.

13. GOVERNING LAW. THIS DEBENTURE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS OR CHOICE OF LAWS.

14. HEADINGS. The headings and captions used in this Debenture are used for convenience only and are not to be considered in construing or interpreting this Debenture.

15. NOTICES. Unless otherwise provided, any notice required or permitted under this Debenture shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with a recognized international courier, fees prepaid and addressed to the Holder at the last address furnished to the Company by the Holder in writing or, in the case of the Company, at the principal offices of the Company, or at such other address as any party may designate by giving ten (10) days’ advance written notice to the other party.

16. AMENDMENTS AND WAIVERS. Any term of this Debenture may be amended, and the observance of any term of this Debenture may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holder(s) of a majority of the outstanding principal amount of the Debentures. Any amendment or waiver affected in accordance with this Section shall be binding upon the Holder of this Debenture and each future holder of this Debenture.

17. SEVERABILITY. If one or more provisions of this Debenture are held to be unenforceable under applicable law, such provision(s) shall be enforced to the maximum extent permitted by applicable law, and the balance of the Debenture shall remain in full force and effect.

18. USURY SAVINGS CLAUSE. The Company and the Holder intend that the loan evidenced by this Debenture (the “Loan”) shall be in strict compliance with applicable usury laws. If at any time any interest contracted for, charged or received under this Debenture or otherwise in connection with the Loan would be usurious under applicable law, then regardless of any provisions of this Debenture or the Securities Purchase Agreement, or any other document or any action or event (including, without limitation, prepayment of principal hereunder or acceleration of maturity) which may occur with respect to this Debenture or the Loan, it is agreed that all sums that otherwise would be usurious shall be immediately credited by the Holder as a payment of principal hereunder, or if this Debenture has already been paid, immediately refunded to the Company. All compensation which constitutes interest under applicable law in connection with the Loan shall be amortized, prorated, allocated and spread over the full period of time any indebtedness is owing by the Company under the Loan, to the greatest extent permissible without exceeding the maximum rate of interest allowed by applicable law in effect from time to time during such period.

IN WITNESS WHEREOF, the Company has caused this Debenture to be signed in its name as of the date first above written.

ATSI COMMUNICATIONS, INC.

By:	/s/
Name: Arthur L Smith Title: President & CEO Date: June 1, 2006